Exhibit 99.1

SALE OF WESTAR ENERGY’S INTERESTS IN PROTECTION ONE ANNOUNCED

TOPEKA, Kan., Dec. 23, 2003 — Protection One, Inc. (OTC Bulletin Board: POIX) announced that Westar Energy, Inc. (NYSE: WR) issued a press release today disclosing that Westar Energy entered into a definitive agreement to sell its approximately 88% equity interest in Protection One and to transfer its rights and obligations as the lender under Protection One’s credit facility to affiliates of Quadrangle Group LLC (www.quadranglegroup.com). Westar Energy further announced that the transaction is expected to be completed during the first quarter of 2004, subject to customary conditions precedent to closing, including approval from the Kansas Corporation Commission.  Protection One is not a party to this agreement.

Richard Ginsburg, President and Chief Executive Officer of Protection One, stated, “We remain committed to serving our more than one million customers and appreciate the dedication of Protection One’s employees as Westar Energy appears to be nearing the consummation of the sale of its interests in our company.”

Westar Energy’s press release is available at its internet site (www.wr.com).

Protection One, one of the leading commercial and residential security service providers in the United States, provides monitoring and related security services to more than one million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.  For more information about Protection One, visit www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as “we believe”, “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning customer retention, revenue stabilization and stabilization of our customer account base. Our actual results may differ materially from those discussed here. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the quarterly report on Form 10-Q for the quarter ended September 30, 2003, and current reports on Form 8-K for further discussion of factors affecting the Company’s performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.